EXHIBIT 21.1

Subsidiaries of ATRM Holdings, Inc.

1. KBS Builders, Inc., organized under the laws of Delaware

2. Maine Modular Haulers, Inc., organized under the laws of Delaware

3. Aetrium Corporation, organized under the laws of Minnesota